Exhibit 99.1

Diedrich Coffee Reports Adjustments to Historical Financial Statements

Irvine, California, April 1, 2005 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced that it expects to restate certain of its prior period financial statements. The Company announced on February 7, 2005 that it had begun a review of its accounting practices with respect to leases, leasehold improvements and rent expense. The Company’s review was prompted in part by a letter from the Office of the Chief Accountant of the Securities and Exchange Commission to the American Institute of Certified Public Accountants expressing the SEC’s views regarding the proper accounting treatment of leases.

Based on results of the review of its accounting practices and discussion with its Audit Committee, the Company plans to adjust its accounting for leases. The Company and its Audit Committee, working with the Company’s independent accountants, continue to assess the results of the review. Nonetheless, management and the Audit Committee have now determined that the Company’s previously issued financial statements, including those for the fiscal years ended July 3, 2002, July 2, 2003 and June 30, 2004 and for the first and second quarters of the current year should no longer be relied upon. Based on the unaudited results of the Company’s review of the necessary adjustments, the Company believes that the cumulative impact of prior period adjustments will be no more than $1.7 million.

The adjustments are all non-cash and will have no material net impact on the Company’s cash flows, cash position, revenue, same-store sales, earnings from operations plus depreciation and amortization (EBITDA), or compliance with financial covenants contained in the Company’s debt agreements. The accounting practices in question were consistently followed by the Company for many years and were comparable to practices of many other companies.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 200 domestic retail outlets, the majority of which are franchised, are located in 35 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful management of Diedrich Coffee’s growth strategy, risks that arise in the context of operating a business with significant franchise operations, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 30, 2004.

Information Contact:
Marty Lynch, Chief Financial Officer	(949) 260-6788